                                                                                                                                                                          Exhibit (g)(7)

ABERDEEN AUSTRALIA EQUITY FUND, INC.

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

AMENDED AND RESTATED AGREEMENT dated as of June 11, 2003, among Aberdeen Australia Equity Fund, Inc. ( the "Fund"), a Maryland corporation registered under the Investment Company Act of 1940, as amended (the "1940 Act"), Aberdeen Asset Managers (C.I.) Limited, a Jersey, Channel Islands corporation (the "Investment Manager"), and Aberdeen Asset Management Limited, a New South Wales, Australia corporation (the "Investment Adviser").

WHEREAS, the Fund is a closed-end management investment company;

WHEREAS, the Fund engages in the business of investing and reinvesting its assets in the manner and in accordance with its stated investment objectives and restrictions;

WHEREAS, the Fund (formerly known as The First Australia Fund, Inc.) and the Investment Manager (formerly known as EquitiLink International Management Limited ) entered into a management agreement executed December 22, 2000 (the "Management Agreement") pursuant to which the Investment Manager manages the Fund's investments and makes investment decisions on behalf of the Fund, and for which the Investment Manager receives a fee from the Fund as specified in the Management Agreement;

WHEREAS, in connection with rendering the services required under the Management Agreement, the Investment Manager is permitted to retain, at its expense and in the manner set forth in the Management Agreement, investment advisers to assist it in carrying out its obligations to the Fund under the Management Agreement;

WHEREAS, pursuant to an investment advisory agreement executed December 22, 2000 (the "Advisory Agreement") among the Fund, the Investment Manager and the Investment Adviser (formerly known as EquitiLink Australia Limited), the Investment Manager has retained the Investment Adviser to assist it in carrying out its obligations to the Fund under the Management Agreement in connection with the services specified below with regard to the Fund, and the Fund has appointed the Investment Adviser to provide the investment advisory services specified below with regard to the Fund;

WHEREAS, on January 20, 2003, the Board of Directors of the Fund determined that it was advisable and in the best interests of stockholders, to seek stockholder approval for an amendment to the Fund's fundamental investment restrictions to permit the Fund to borrow to the extent permitted by the 1940 Act, and to seek stockholder approval for charter amendments to permit the fund to issue senior securities in the form of preferred stock;

WHEREAS, on January 20, 2003, the independent directors of the Fund, and the entire Board of Directors, voting separately, determined that it was advisable and in the best interests of stockholders, to approve an amendment to the fee calculation provisions of the Management Agreement and the Advisory Agreement (collectively, the "Amendments") to clarify that the fee payable under the Management Agreement to the Investment Manager and the fee payable under the Advisory Agreement to the Investment Adviser, respectively, will be based on all assets under management, including the proceeds of any borrowings used for investment and the proceeds of any issuance of senior securities;

WHEREAS, on January 20, 2003, the independent directors of the Fund, and the entire Board of Directors, voting separately, approved the terms of the Amendments to the Agreements and determined to recommend that Fund stockholders approve the Amendments to the Agreements at the Fund's 2003 Annual Meeting of Stockholders;

WHEREAS, on April 15, 2003, at the Fund's Annual Meeting of Stockholders, the stockholders of the Fund approved an amendment to the Fund's fundamental investment restrictions to permit the Fund to borrow, charter amendments to permit the Fund to issue preferred stock, and the Amendments to the Agreements;

WHEREAS, on June 11, 2003, at an in-person meeting of the Board of Directors, the independent directors of the Fund, and the entire Board of Directors, voting separately, approved the Amendments to the Agreements; and

WHEREAS, the parties desire to amend and restate the Advisory Agreement to reflect the changed names of the parties and the adoption of the foregoing Amendment to the Advisory Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. Investment Adviser.

1.1 The Investment Adviser will make recommendations to the Investment Manager as to specific portfolio securities, which are denominated in Australian or New Zealand dollars, to be purchased, retained or sold by the Fund and will provide or obtain such research and statistical data as may be necessary in connection therewith. The Investment Adviser shall give the Investment Manager (and the Fund) the benefit of the Investment Adviser's best judgment and efforts in rendering services under this Agreement.

1.2 The Investment Manager will pay the Investment Adviser a fee computed at the annual rate of 0.30% of the Fund's average weekly Managed Assets (as hereinafter defined) up to $50 million; 0.25% of Managed Assets between $50 million and $100 million; and 0.15% of Managed Assets in excess of $100 million; computed as of the end of each week and payable at the end of each calendar month. As used in this Agreement, "Managed Assets" shall mean net assets plus the amount of any borrowings for investment purposes.

2. Expenses. The Investment Adviser shall bear all expenses of its respective employees, except certain expenses incurred by the Investment Adviser's employees who serve as officers and directors of the Fund which are reimbursed by the Fund under the Fund's policy governing reimbursement of Fund-related expenses. The Investment Adviser shall bear all overhead incurred in connection with its duties under this Agreement and shall pay all salaries and fees of the Fund's directors and officers who are interested persons (as defined in the 1940 Act) of the Investment Adviser but who are not interested persons of the Investment Manager.

3. Liability. Neither the Investment Manager nor the Investment Adviser shall be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Manager or the Investment Adviser, as appropriate, in the performance of, or from reckless disregard by such party of such party's obligations and duties under, this Agreement.

4. Services Not Exclusive. It is understood that the services of the Investment Manager and the Investment Adviser are not deemed to be exclusive, and nothing in this Agreement shall prevent the Investment Manager or the Investment Adviser, or any affiliate of either of them, from providing similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities. When other clients of the Investment Manager or the Investment Adviser desire to purchase or sell a security at the same time such security is purchased or sold for the Fund, such purchases and sales will be allocated among the clients of each in a manner that is fair and equitable in the judgment of the Investment Manager and the Investment Adviser in the exercise of their fiduciary obligations to the Fund and to such other clients.

5. Duration and Termination. This Agreement is effective upon shareholder approval thereof as required under the 1940 Act and shall continue in effect for two (2) years from the date of its execution. If not sooner terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of twelve months thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund's Board of Directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either (a) the vote of a majority of the outstanding voting securities of the Fund, or (b) the vote of a majority of the Fund's entire Board of Directors. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by a vote of a majority of the Fund's Board of Directors or a majority of the outstanding voting securities of the Fund upon at least sixty (60) days' written notice to the Investment Manager and the Investment Adviser, or by either the Investment Manager or Investment Adviser upon at least ninety (90) days' written notice to the Fund and the other party but any such termination shall not affect continuance of this Agreement as to the remaining parties. This Agreement shall automatically terminate as to any party in the event of its assignment (as defined in the 1940 Act).

6. Miscellaneous.

6.1. This Agreement shall be construed in accordance with the laws of the State of New York, provided that nothing herein shall be construed as being inconsistent with the 1940 Act and any rules, regulations and orders thereunder.

6.2. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

6.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to that extent, the provisions of this Agreement shall be deemed to be severable.

6.4. Nothing herein shall be construed as constituting any party an agent of the Fund or of any other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ABERDEEN AUSTRALIA EQUITY FUND, INC.
By: /s/ Beverley Hendry Title: Vice President

ABERDEEN ASSET MANAGERS (C.I.) LIMITED
By: /s/ Christian Pittard Title: Managing Director

ABERDEEN ASSET MANAGEMENT LIMITED
By: /s/ Charlie Macrea Title: Director